                                                                   EXHIBIT 10.54
                                                                          Page 1


                            ASSET PURCHASE AGREEMENT

        This Agreement (this "Agreement") is made this 3rd day of November 2000 (the "Effective Date") by and between ELECTROPURE, INC., a California corporation (the "Seller"), having an address at 23456 South Pointe Drive, Suite A, Laguna Hills, California 92653-1512 and RESINTECH, INC. a New Jersey corporation (the "Buyer"), having an address at 1980 Old Cuthbert Road, Cherry Hill, New Jersey 08034-1409 (the Seller and the Buyer each, a "Party" and collectively, the "Parties").

                                   BACKGROUND

A. The Seller is currently engaged in the business of marketing water and wastewater treatment products through its division known as Hydro Components ("Hydro").

B. The Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller all of the assets of the Seller that are related solely to Hydro in accordance with, and as more particularly described in, this Agreement.

        The Parties, for good and valuable consideration, the sufficiency of which is hereby acknowledged by each Party to the other, intending to be legally bound hereby covenant, acknowledge and agree, as follows:

                                      TERMS

1. SALE OF ASSETS. The Seller hereby agrees to sell to the Buyer and the Buyer hereby agrees to purchase from the Seller, in accordance with the terms of this Agreement, all of the Seller's right, title and interest in and to the Assets (as defined below) (the "Transaction").

2. ASSETS; TITLE TO ASSETS. The Seller's assets that shall be conveyed to the Buyer pursuant to this Agreement shall consist of all of the assets of Hydro as set forth and more particularly described on the attached
        Schedule 2 , which Schedule 2 is incorporated into and made a part of this Agreement (collectively, the "Assets"). The Seller shall convey to the Buyer good, clear and marketable title in and to the Assets, free and clear of any judgments, liens or encumbrances of any nature whatsoever (collectively, "Liens") and shall deliver to the Buyer the Bill of Sale (as defined below) evidencing such conveyance.

3.      PURCHASE PRICE.

        (i) Purchase Price. The total purchase price for the Assets shall be Two Hundred Fifteen Thousand Dollars ($215,000).

        (ii) Payment of Purchase Price. The Purchase Price shall be paid, by wire transmittal of immediately available funds to the Seller, as follows:


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                                                                   EXHIBIT 10.54
                                                                          Page 2


               A. Upon receipt by Fox, Rothschild (as defined below) of both this Agreement and the original Bill of Sale (as defined below) as executed by the Seller, the Buyer shall pay the Seller the amount of Fifty Thousand Dollars ($50,000) (the "Deposit"); and

               B. The Buyer shall pay the balance of the Purchase Price, i.e., One Hundred Sixty Five Thousand Dollars ($165,000) (the "Balance") to the Seller upon the occurrence of each of the following: (i) the satisfactory completion of the Inspection (as defined below); and (ii) the receipt by the Buyer, of either (a) Searches (as defined below) indicating the absence of any Liens; or (b) the Discharges (as defined below).

        In the event that this Agreement is cancelled (i) the Seller shall return the Deposit to the Buyer; and (ii) upon receipt by the Buyer of the
Deposit: (a) Fox, Rothschild shall return the Bill of Sale to the Seller, (b) in the event the Assets shall have been delivered to the Buyer, the Buyer shall ship the assets back to the Seller at the Seller's sole cost and expense, and
(c) neither Party shall have any further obligation to the other under this Agreement.

4. BILL OF SALE. The Seller shall deliver to Fox, Rothschild on or after the Effective Date a fully executed bill of sale with regard to the Assets in the form attached to this Agreement as Exhibit 4 (the "Bill of Sale"), which
Exhibit 4 is incorporated into and made a part of this Agreement. Fox, Rothschild shall hold the Bill of Sale in escrow, to be released to the Buyer on the Sale Date. In the event the sale is not consummated, Fox, Rothschild shall return the Bill of Sale to the Seller.

5. SEARCHES. Upon the execution of this Agreement, the Buyer shall obtain, at the Buyer's sole cost, judgment searches and UCC searches regarding the Assets (collectively, the "Searches"). In the event that any of the Searches reveals the existence of any Liens, the Seller shall immediately obtain and provide to the Buyer such discharges, satisfaction, releases or UCC-3 Termination Statements, in a form acceptable to the Buyer, as the Buyer may require in order to release, satisfy or evidence the release or satisfaction of any Liens (collectively, the "Discharges"). If the Seller is unable to provide the Buyer with any required Discharges within fifteen (15) days following the Shipping Date, the Buyer may cancel this Agreement upon written notice to the Seller.

6. SHIPPING. Upon a date following the Effective Date mutually agreeable to the Parties (the "Shipping Date"), the Seller shall commence delivery of the Assets to the Buyer at the Buyer's address set forth above (the "Buyer's Facility") by means of an appropriate transportation method acceptable to the Buyer. The Seller shall bear the risk of loss with regard to the Assets, and shall maintain a policy of insurance covering the Assets in an amount no less than the Purchase Price, until the Assets have been delivered to the Buyer's Facility. The Seller shall be solely responsible for, and shall pay, all of the expenses associated with shipping and insuring the Assets.

7. RIGHT OF INSPECTION. The Buyer shall have the right to inspect the Assets upon delivery to the Buyer's Facility. Within five (5) business days after the delivery of the Assets (the "Inspection Period"), the Buyer shall notify the Seller of any claim the Buyer may have with respect to the condition, quality or grade of any of the Assets or the non-conformance of any of the Assets to the provisions of this Agreement (a "Claim"), specifying in commercially


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                                                                   EXHIBIT 10.54
                                                                          Page 3


reasonable detail the basis of any Claim. The Seller may, at its option, inspect the Assets at the Buyer's Facility in order to confirm any Claim. If the Buyer notifies the Seller of a Claim, the Parties shall attempt to reach a mutually agreeable resolution of the Claim or the Buyer may, at the Buyer's sole option, cancel this Agreement upon written notification of the Seller. If the Buyer does not notify the Seller of a Claim prior to the expiration of the Inspection Period, the Buyer shall be deemed to have irrevocably accepted the Assets as of such date (the earlier of such date or the date the Buyer notifies the Seller that it accepts the Assets, the "Sale Date") and the Buyer shall transmit the Balance to the Seller. In the event any of the Assets are returned to the Seller in accordance with the Inspection, the Seller shall pay all costs associated with the return shipping.

8. TECHNICAL SUPPORT. The Seller shall provide the Buyer, at the Seller's sole cost and expense, except for travel, lodging and transportation expenses which shall be borne by the Buyer, the technical support of the Seller's employee, Leroy White ("White"), at the Buyer's Facility for a period of five
(5) consecutive business days (the "Technical Support"), the dates of which shall be mutually agreed to by the Parties. The Buyer shall not be required to pay White, and White shall not seek, any additional compensation from the Buyer in connection with providing the Technical Support.

9. ORDERS SUBSEQUENT TO SALE DATE. Immediately upon receipt, the Seller shall transmit to the Buyer, via facsimile with originals following via mail service, all orders for Hydro products or services received by the Seller subsequent to the Shipping Date. In addition, the Seller shall:

        (i) notify all Hydro customers, at least twice in writing as soon as practicable after the Sale Date that the Buyer has purchased the Assets;

        (ii) for a period of sixty (60) days following the Sale Date (the "Sixty Day Period"), forward all telephone calls related to Hydro and/or the Assets to the Buyer's business telephone;

        (iii) for a period of ten (10) months following the expiration of the Sixty Day Period, refer all persons who call the Seller regarding Hydro and/or the Assets to the Buyer and provide such callers with the Buyer's telephone number and address;

        (iv) provide the Buyer with any and all technical, administrative and accounting support as may be reasonably necessary to effect a smooth transition of the change in the ownership of the Assets.

10. WARRANTY. Except as set forth in this Agreement, the Seller makes no warranty to the Buyer with respect to the Assets and the Buyer disclaims all other warranties, express or implied, including, without limitation, any implied warranty or merchantability or fitness for a particular purpose.

11. RESTRICTIVE COVENANTS. As a material consideration for the Buyer entering into this Agreement without which the Buyer would not agree to purchase the Assets, the Seller agrees that it shall, and that it shall require its officers and directors (the foregoing, collectively, the "Restrained Parties") to, comply with the following restrictive covenants:


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                                                                   EXHIBIT 10.54
                                                                          Page 4


        (i) Non-Solicitation Agreement. For a period of sixty (60) months commencing with the Sale Date, neither the Seller nor any of the Restrained Parties shall, without the Buyer's express prior written consent, directly or indirectly, in any capacity, for its, his or her own benefit or the benefit of any person or entity, solicit, service, contact, or aid in the solicitation of any person which is or was the Seller's customer or prospective customer (collectively, the Customers) for the purpose of (a) selling goods or services in competition with the Buyer's operations relating to the Assets and/or Hydro;
(b) inducing any of the Customers to cease doing business in whole or in part with the Buyer; or (c) inducing any of the Customers to do business with any person or entity in competition with the Buyer relating to the Assets or Hydro. The Seller acknowledges and agrees on its own behalf and that of the Restrained Parties that the restrictions contained in this Section 11(i) (the "Non-Solicitation Agreement") are reasonable and necessary to protect the Buyer's investment in the Assets and legitimate business interests in the Customers.

        (ii) Non-Competition Agreement. For a period of sixty (60) months commencing with the Sale Date, neither the Seller nor any of the Restrained Parties shall, without the Buyer's express prior written consent, directly or indirectly, in any capacity, for its, his or her own benefit or the benefit of any person or entity, establish, engage in, own, manage, operate, be employed by, join, participate in, or control any business that competes or is reasonably expected to compete, directly or indirectly, with the business of the Buyer relating to the Assets and/or Hydro. The Seller acknowledges and agrees on its own behalf and that of the Restrained Persons that the restrictions contained in this Section 4(ii) (the "Non-Competition Agreement") are reasonable and necessary to protect the Seller's legitimate business interests.

        (iii) Amendment by the Court. In the event that a court of competent jurisdiction shall determine that the scope of any of the provisions of either the Non-Solicitation Agreement or the Non-Competition Agreement (collectively, the "Restrictive Covenants") shall be overly broad and unenforceable as written, the Parties agree that the scope of such provision(s) shall be amended by the court so as to be enforceable and the court shall, to the greatest extent possible, give effect to Restrictive Covenants.

        (iv) Breach of Agreement. The Seller acknowledges and agrees, on its own behalf and that of the Restrained Parties, that a breach or violation of either of the Restrictive Covenants will result in immediate and irreparable injury and harm to the Buyer and that the Buyer shall therefore have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of either of the Restrictive Covenants, plus reasonable attorneys' fees and costs incurred in obtaining any such relief. The Seller hereby expressly waives any right to claim that any breach of either or the Restrictive Covenants is adequately compensable in monetary damages.

12. PRESS RELEASES. Subject to the approval of the Seller, which approval shall not be unreasonably withheld and which shall be deemed to be given unless denied in a writing delivered to the Buyer within three (3) days receipt by the Seller of the proposed press release, the Buyer shall have the right, at the Buyer's sole option, to issue any press releases with regard to the Buyer's purchase of the Assets.


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                                                                   EXHIBIT 10.54
                                                                          Page 5


13. NO ASSUMPTION OF LIABILITIES. The Parties acknowledge and agree that the Seller shall not assign to the Buyer and the Buyer shall not assume from the Seller any of the Seller's liabilities whatsoever including, without limitation, any liabilities under any contractual obligations of the Seller and/or Hydro or any tax liabilities of the Seller.

14. INDEMNIFICATION BY SELLER. The Seller hereby agrees to defend, indemnify and hold the Buyer, the Buyer's shareholders, directors, officers, agents and successors (collectively, the Buyer's Indemnified Parties) harmless from and against any and all claims, actions, judgments, demands, costs, expenses, liabilities, and losses (including court costs and reasonable attorneys' fees), whether in contract, tort or otherwise, suffered by the Buyer by reason of: (i) any and all liabilities and obligations of, or claims against, the Seller and/or Hydro, except for claims which arise from the operations of the Buyer on or after the Sale Date; (ii) any breach by the Seller of any of the Seller's representations, warranties and covenants in this Agreement; (iii) any and all past, present or future claims brought by any governmental agency or person in connection with the ownership or operation of the Assets and/or Hydro which arise from or relate to the Assets and/or the operations of Hydro prior to the Sale Date; and (iv) any liability of the Seller and/or Hydro under any applicable bulk sale notification or similar requirement.

15. TAXES. The Buyer shall pay or reimburse the Seller, as appropriate, for any sales, use, excise or other tax imposed or levied with respect to the payment of the Purchase Price or the conveyance of title in the Assets to the Buyer. In no event shall the Buyer be responsible for, and the Seller shall defend, indemnify and hold the Buyer's Indemnified Persons harmless from, any tax imposed upon the Seller based upon the Seller's income or for the privilege of doing business.

16. NOTICES. All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given or made when: (i) personally delivered; (ii) delivered by overnight courier; (iii) delivered by facsimile; or (iv) if mailed by registered or certified mail, postage prepaid, on the third day following deposition in a United States mail receptacle:

        If to Buyer, addressed to:                 If to Seller, addressed to:

        Jeffrey H. Gottlieb, Vice President        Floyd H. Panning, President
        RESINTECH, INC.                              Electropure, Inc.
        1980 Old Cuthbert Road                     23456 South Pointe Drive
        Cherry Hill, NJ 08034-1409                 Laguna Hills, CA 92653-1512
        Phone: (856) 354-1152                      (949) 770-9347
        Fax: (856) 354-6337                        (949) 770-9209

or such other address as either Party may advise the other in accordance with the provisions set forth in this Section..

17. NON-ASSIGNMENT. Neither the Buyer nor the Seller may transfer or assign all or any of its respective rights, duties or obligations under this Agreement without the prior written consent of the other Party.


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                                                                   EXHIBIT 10.54
                                                                          Page 6


18. SEVERABILITY. In the event any one or more provisions or portions of this Agreement should be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19. TITLES AND HEADINGS. Title and headings to Sections in this Agreement are for convenience only and shall in no way limit, define or otherwise affect this Agreement.

20. COUNTERPARTS; FACSIMILE. This Agreement may be executed by facsimile and/or in two counterparts, each of which facsimile and counterpart shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument.

21. RIGHTS AND REMEDIES ARE CUMULATIVE. The rights and remedies provided in this Agreement are (i) cumulative, and the use of any one right or remedy by any Party shall not preclude or waive its right to use any or all other remedies; and (ii) given in addition to any other rights which either Party may have by law, statute, ordinance, or otherwise.

22. BINDING ON SUCCESSORS. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties' successors and permitted assigns.

23. ATTORNEYS' FEES. In the event of any dispute regarding the obligations or the respective rights and interests of the Parties, the prevailing party shall recover, upon demand, from the other party, all reasonable fees, costs and expenses (including, without limitation, such fees, costs and expenses of litigation and appeals) incurred by such prevailing Party in enforcing any provision of this Agreement, whether or not litigation has commenced and without regard to any schedule or the determination by a court as to the fees, costs and expenses of such enforcement.

24. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the Parties and may be modified or amended only by a written instrument executed by both Parties.

25. AUTHORIZATION; NO CONFLICT. Each Party hereby represents, warrants and covenants to the other Party, as follows (i) the person executing this Agreement on behalf of such Party is authorized to do so; and (ii) the execution and delivery of this Agreement and the performance by the Parties of their respective obligations under this Agreement (A) are within the corporate powers of the respective Parties, (B) have been authorized by all necessary corporate action, (C) have received all necessary approvals and/or consents (if any shall be required), and (D) do not and will not contravene or conflict with any provision of the law or of the charter or By-Laws of the Parties or any agreement binding upon either of them.

               IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

                         [signatures on following page]



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                                                                   EXHIBIT 10.54
                                                                          Page 7


ATTEST:                                ELECTROPURE, INC.


 FLOYD PANNING, PRESIDENT              By:   /S/ FLOYD PANNING
-----------------------------              -----------------------------------
Name/Title:                                Floyd Panning, President


ATTEST:                                RESINTECH, INC.


 JEFFREY H. GOTTLIEB                   BY:   /S/JEFFREY H. GOTTLIEB  11/3/00
-----------------------------              -----------------------------------
Name/Title:                                Jeffrey H. Gottlieb, Vice President





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                                                                   EXHIBIT 10.54
                                                                          Page 8


                         GENERAL ASSIGNMENT, CONVEYANCE
                                AND BILL OF SALE

        ELECTROPURE, INC, a California corporation (the "Grantor"), having its principal place of business at 23456 South Pointe Drive, Laguna Hills, California 92653, for the sum of Two Hundred Fifteen Thousand Dollars ($215,000) and other good and valuable consideration received to its full satisfaction from RESINTECH, INC., a New Jersey corporation (the "Grantee"), having its principal place of business at 1980 Old Cuthbert Road, Cherry Hill, New Jersey 08034-1409, pursuant to that certain Asset Purchase Agreement, dated November ___, 2000, by and between the Grantor and the Grantee (the "Asset Purchase Agreement"), does hereby convey, grant, sell, transfer, assign and deliver over to the Grantee, its successors and assigns, all right, title and interest of the Grantor in and to all of the assets (collectively, the "Assets") described in
Schedule 1 attached to, incorporated into and made a part of this General Assignment, Conveyance and Bill of Sale (this "Bill of Sale").

               TO HAVE AND TO HOLD the same, unto the Grantee, its successors and assigns forever.

               This Bill of Sale is being delivered subject and pursuant to the terms of the Asset Purchase Agreement and the rights and obligations of the Grantor and the Grantee set forth in the representations, warranties, covenants, indemnities, agreements and other terms and provisions of the Asset Purchase Agreement shall be neither limited, altered or impaired, nor enhanced or enlarged, by this Bill of Sale.

               The Grantor represents and warrants that all of the Assets are being conveyed to the Grantee free and clear of all liens, mortgages, hypothecations and encumbrances of any kind whatsoever.


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                                                                   EXHIBIT 10.54
                                                                          Page 9


               IN WITNESS WHEREOF, the Grantor has executed this Bill of Sale on this 2nd day of November, 2000.

ATTEST:                                   ELECTROPURE, INC.,
                                            Grantor

                                          By:  /S/ FLOYD PANNING
------------------------------                ---------------------------------
                                              Floyd H. Panning, President


AGREED TO AND ACCEPTED BY:

RESINTECH, INC.
Grantee

JEFFREY H. GOTTLIEB  11/3/00
-----------------------------------
Jeffrey H. Gottlieb, Vice President



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                                                                   EXHIBIT 10.54
                                                                         Page 10


STATE OF CALIFORNIA   :
                      :  SS.:
COUNTY OF ORANGE      :

        BE IT REMEMBERED, that on this 2nd day of November, 2000, before me, the subscriber, a Notary Public of the State of California, personally appeared Floyd H. Panning, being by me duly sworn upon his oath according to law, did depose and say that he is the President of the Grantor named in the within instrument, that he executed the within instrument for and on behalf of the Grantor, and that he did duly acknowledge to me that he signed, sealed and delivered the same as the voluntary act and deed of the Grantor.

                                        /S/ ARMIN ANVARIPOUR
                                        ---------------------------------
                                        Notary Public
                                        STAMP/SEAL




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                                                                   EXHIBIT 10.54
                                                                         Page 11


                                   SCHEDULE 1

                                     Assets

               All of the following assets of the Grantor that relate solely to the Grantor's former Hydro Components division constitute the Assets conveyed by the Grantor to the Grantee by this Bill of Sale:

1.      All raw materials;

2.      All marketing materials;

3. A complete list of all customers, material vendors and prospective customers in writing and on computer diskette, if available;

4. A complete and accurate list of all accounts receivable; provided that the accounts receivables, themselves, shall remain the sole and separate property of Seller and shall not constitute part of the Assets;

5. Bill of Materials and Manufacturing Instructions as currently maintained;

6. To the greatest extent permitted by law, all of the Seller's right, title and interest in and to the name "Hydro Components" and the name "HC." The Seller represents and warrants to the Buyer that the Seller has not secured a registered trademark or trade name for either of the foregoing




                                       11